Exhibit 10.3

STOCK OPTION AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF SHARES SUBJECT TO OPTION	EXERCISE PRICE PER SHARE	EXPIRATION DATE
[Name] [Street] [City], [State] [Postal] [SSN]	/ /2011		$	/ /2021

1.	This Agreement. This agreement, together with Exhibit A (collectively, the “Agreement”), sets forth the terms and conditions of a non-qualified stock option award representing the right to purchase shares of common stock (“Common Stock”) of Apogee Enterprises, Inc., a Minnesota corporation (the “Company”).

2.	The Grant. The Company hereby grants to the individual named above (the “Employee”), as of the above grant date (the “Grant Date”), an option (the “Option”) to purchase the number of shares of Common Stock of the Company set forth above (the “Shares”) at the price per share set forth above (the “Exercise Price”) with the expiration date set forth above (the “Expiration Date”). The Option constitutes an employment inducement grant under NASDAQ Rule 5635(c)(4) and is being granted pursuant to the terms of the Employment Agreement, entered into as of , 2011, between the Company and the Employee (the “Employment Agreement”).

3.	Exercise of Option. The exercise of the Option is subject to the following terms and conditions:

(a)	The Option may be exercised only by the Employee (or by the Employee’s appropriate representatives or guardian in the event of the Employee’s death or if the Employee becomes Totally Disabled, as defined in the Employment Agreement), in whole or in part from time to time as provided in paragraph 3(b) below, during the period commencing on the date set forth in paragraph 3(b) below and ending on the earlier of (i) the Expiration Date or (ii) the expiration of the applicable period following the date of the Employee’s termination of employment with the Company, as provided in paragraph 5 below. In no event, however, may the Option be exercised to any extent after the Expiration Date.

(b)	The Option shall become exercisable in accordance with the schedule set forth below. Once the Option has become exercisable, the Employee may exercise it to the extent set forth in the schedule at any time thereafter, subject to the provisions of this Agreement.

On or after each of the following dates	Cumulative number of Shares as to which Option is exercisable

/ /12
/ /13
/ /14

In the event the Employee’s employment is terminated by reason of involuntary termination without Cause (as defined in the Employment Agreement) or by the Employee for Good Reason (as defined in the Employment Agreement), the Option shall become fully exercisable on the date of termination of the Employee’s employment.

4.	Manner of Exercise. The Option shall be exercised by the delivery of written notice of exercise (the “Notice”) to the Company or its agent. The Notice shall be in such form as the Company may prescribe (including electronic form) and shall specify the number of Shares as to which the Employee is exercising the Option, and shall be accompanied by payment of the Exercise Price of the Shares either in cash (bank check, certified check or personal check payable to the Company or by wire transfer to the Company) or by the delivery of shares of Common Stock owned by the Employee with a Fair Market Value (as defined in the attached Exhibit A) equal to the amount of the Exercise Price, or a combination of both. The Notice shall also be accompanied by such other information and documents as the Company, in its discretion, may request.

5.	Termination of Employment. Subject to the provisions of paragraph 3 above, the Option may be exercised as provided in this Agreement to the following extent, for the following period, after the Employee’s termination of employment:

(a)	For one year, if the termination of employment is a result of the Employee’s death or because the Employee becomes Totally Disabled, to the extent exercisable on the date of death or termination of employment due to becoming Totally Disabled.

(b)	For 90 days, if the Employee’s employment is terminated by reason of involuntary termination without Cause or by the Employee for Good Reason.

(c)	For 90 days, if the Employee’s employment is terminated by the Employee for any reason (other than Good Reason), to the extent exercisable on the date of such termination of employment.

The Option may not be exercised following termination of the Employee’s employment for Cause.

6.	Change in Control. A Change in Control (as defined in the attached Exhibit A) of the Company will affect the Option as follows:

(a)	Change in Control Involving an Acquiror with Publicly Traded Common Stock. In the event of a Change in Control of the Company in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act (as defined in the attached Exhibit A), there shall be substituted for each share of Common Stock available upon exercise of the Option the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control. In the event of any such substitution, the Exercise Price per share of the Option shall be appropriately adjusted by the Company’s Compensation Committee, such adjustments to be made without a change in the aggregate Exercise Price of the Option. In such circumstances, the Option shall continue to vest in accordance with paragraph 3(b) and shall continue to be exercisable by the Employee until the Expiration Date. Notwithstanding the foregoing, if the Employee’s employment is simultaneously or subsequently terminated by the Company without Cause or by the Employee for Good Reason upon, or after, the occurrence of a Change in Control of the Company, then pursuant to paragraph 5(b) above, the Option shall become fully exercisable on the date of termination of the Employee’s employment, and shall remain exercisable for 90 days after such date of termination.

(b)	Change in Control Not Involving an Acquiror with Publicly Traded Common Stock. In the event of a Change in Control other than a Change in Control in connection with which the holders of Common Stock receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act, the Option shall become fully exercisable on the effective date of such Change in Control transaction, be surrendered to the Company and immediately cancelled by the Company, and the Employee shall receive, within ten days of the occurrence of such Change in Control, a cash payment from the Company in an amount equal to the number of shares of Common Stock then subject to the Option, multiplied by the excess, if any, of the highest per share price offered to shareholders of the Company in any transaction whereby the Change in Control takes place, over the Exercise Price.

7.	Income Taxes. The Employee is liable for any federal, state and local income or other taxes applicable upon the grant or exercise of the Option or the disposition of the Shares, and the Employee acknowledges that he should consult with his own tax advisor regarding the applicable tax consequences. Upon exercise of the Option, the Employee shall promptly pay to the Company the minimum statutory withholding taxes required to be withheld or collected by the Company in connection with the exercise of the Option. The Employee may pay all or a portion of the minimum statutory withholding taxes by (a) having the Company withhold Shares otherwise to be delivered upon the exercise of the Option with a Fair Market Value equal to the amount of such taxes, (b) delivering to the Company shares of Common Stock other than Shares issuable upon the exercise of the Option with a Fair Market Value equal to the amount of such taxes or (c) paying cash. For federal income tax purposes, the Option shall not be eligible for treatment as a qualified or incentive stock option.

8.	No Right to Employment. The grant of the Option shall not be construed as giving the Employee the right to be retained as an employee of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate the Employee’s employment at any time, with or without Cause.

9.	Dilution or Other Adjustments. In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock, issuance of warrants or other rights to purchase shares of Common Stock or other similar corporate transaction or event affects the shares of Common Stock such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits intended pursuant to the Option, then the Compensation Committee shall, in such manner as it deems equitable, adjust the number and type of Shares and the Exercise Price; provided, however, that the number of Shares covered by the Option shall always be a whole number.

10.	Governing Law. The validity, construction and effect of the Agreement, and any rules and regulations relating to the Agreement, shall be determined in accordance with the laws of the State of Minnesota.

11.	Acknowledgment. This Option shall not be effective until the Employee dates and signs the form of Acknowledgment below and returns a signed copy of this Agreement to the Company. By signing the Acknowledgment, the Employee agrees to the terms and conditions of this Agreement.

ACKNOWLEDGMENT:	APOGEE ENTERPRISES, INC.

EMPLOYEE’S SIGNATURE

DATE
By:
[Name]
SOCIAL SECURITY NUMBER		[Title]

EXHIBIT A

DEFINED TERMS USED IN THE

STOCK OPTION AGREEMENT

The following terms used in this Agreement have the following meanings:

“Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 10% or more of the shares of Common Stock of the Company then outstanding, but shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

“Associate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

“Change in Control” shall mean:

(i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or successor provision thereto, whether or not the Company is then subject to such reporting requirement including, without limitation, any of the following events:

(A) the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities, or other property, other than a merger of the Company in which all or substantially all of the holders of the Company’s Common Stock immediately prior to the consolidation or merger own more than 65% of the common stock of the surviving corporation immediately after the merger in the same relative proportions as their ownership of the Company’s Common Stock immediately prior to the consolidation or merger;

(B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;

(C) any reorganization, reverse stock split, or recapitalization of the Company which would result in a Change in Control; or

(D) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

(ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(iii) the Continuing Directors cease to constitute a majority of the Company’s Board.

“Continuing Director” shall mean any person who is a member of the Board, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (A) was a member of the Board on the date of the Agreement or (B) subsequently becomes a member of the Board, if such person’s initial nomination for election or initial election to the Board is recommended or approved by a majority of the Continuing Directors.

A-1

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the closing sale price of the Common Stock as reported on the NASDAQ Global Select Market on such date or, if such market is not open for trading on such date, on the most recent preceding date when such market is open for trading.

A-2